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FORM 5

                                                                                                         OMB Number:   3235-0363
                                                                                                         Expires: September 30, 1998
                                                                                                         Estimated Average Burden
                                                                                                         hours per response......1.0


                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                           WASHINGTON, D.C. 20549

|_|  Check box is no longer
     subject to Section 16.  Form 4
     or Form 5 obligations may
     continue.  See Instruction 1(b).
|_|  Form 3 Holdings Reported
|_|  Form 4 Transactions Reported


                                             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol

   Brain David M.                              EPR

   (Last) (First) (Middle)                  3. IRS or Social Security                  4. Statement for Month/Year
                                               Number   of Reporting
   4541 KENWOOD AVENUE                         Person (Voluntary)                               11/98

                                               ###-##-####
         (Street)                           5. If Amendment, Date of
                                               Original (Month/Year)

   KANSAS CITY, MISSOURI 64110
   (City)     (State)               (Zip)
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6. Relationship of Reporting Person(s) to Issuer
      (Check all applicable)

          Director                       10% Owner
      ---                            ---
       X  Officer (give title below)        Other (specify below)
      ---                            ---

       Chief Operating Officer and Chief Financial Offier

7. Individual or Joint/Group Reporting
        (Check applicable line)
 X     Form filed by One Reporting Person
---
       Form filed by More than One Reporting Person
---

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                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                              2. Transaction         3. Transaction        4. Securities Acquired (A)
   (Instr. 3)                                        Date (Month/           Code                  or Disposed of (D)
                                                     Day/Year)              (Instr. 8)            (Instr. 3, 4 and 5)

                                                                                               -------------------------------------
                                                                                                             (A) or
                                                                                               Amount        (D)        Price

COMMON SHARES OF BENEFICIAL INTEREST                  11/5/98                  P                 600          A         $16.50
                                                                                                 700          A         $16.68
                                                                                                 50           A         $19.68
                                                                                                 57           A         $18.00
                                                                                                 58           A         $18.00
                                                                                               -------------------------------------

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   5. Amount of          6. Owner-        7. Nature of
      Securities Ben-       ship             Indirect
      eficially Owned       Form: Di-        Beneficial
      at end of             rect (D)         Ownership
      Issuer's Fiscal       or Indi-         (Instr. 4)
      Year                  rect (I)
      (Instr. 3 and 4)      (Instr. 4)
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          43,100                D


* If the Form is filed by more than one reporting person, see instruction 4(b)(v).                                            (Over)
                                                                                                                     SEC 2270 (7-96)
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FORM 5 (CONTINUED)                      TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                        (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative      2. Conver-   3. Trans-      4. Transac-    5. Number of Deriva-   6. Date Exercis-
   Security                    sion or      action         tion           tive Securities Ac-    able and Expi-
   (Instr. 3)                  Exer-        Date           Code           quired (A) or Dis-     ration Date
                               cise         (Month/        (Instr. 8)     posed of (D)           (Month/Day/
                               Price of     Day/Year)                     (Instr. 3, 4 and 5)    Year)
                               Deriva-
                               tive Se-
                               crity
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                                                                           (A)        (D)     Date      Expira-
                                                                                              Exer-     tion
                                                                                              cisable   Date

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7. Title and Amount of Under- 8. Price       9. Number     10.Owner-    11. Nature
                                 of             of De-        ship of       of Indi-
                                 Deriv-         rivative      Deriva-       rect
                                 ative          Securi-       tive Se-      Benifi-
                                 Security       ties Ben-     curity:       cial
                                 (Instr. 5)     ificially     Direct        Owner-
                                                Owned         (D) or        ship
                                                at End        Indirect      (Instr. 4)
                                                of Year       (I)
                                                (Instr. 4)    (Instr. 4)
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    Title     Amount or
              Number of
              Shares



Explanation of Responses:


                                                                                                     /s/ David M. Brain      3/29/99
** Intentional misstatements or omissions of fact constitute Federal Criminal Violations     ------------------------------ --------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                                                      **Signature of Reporting     Date
                                                                                                         Person

Note:   File three copies of this form, one of which must be manually signed.  If space provided is insufficient, see Instruction for 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

* If the Form is filed by more than one reporting person, see instruction 4(b)(v).                                            (Over)
                                                                                                                     SEC 2270 (7-96)
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